CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in the Offering Circular constituting a part of this Offering Statement on Form 1-A, as it may be amended, of our Independent Auditor's Report dated March 23, 2026 relating to the balance sheets of Crowdcasting Inc. as of December 31, 2025, and the related statements of operations, changes in stockholders' Equity, and cash flows for period from January 1, 2024 through December 31, 2025, and the related notes to the financial statements.

We also consent to the reference to us under the heading "Experts" in this registration.

/s/Amjad Abu Khamis

Certified Public Accountant, NH 08224 CF Audits LLC

159 Main St. STE 100

Nashua NH 03060

603-607-7600

cpa@cfaudits.com